Exhibit 99.3

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL FILES PRE-NEGOTIATED PLAN OF REORGANIZATION AND PROPOSED

DISCLOSURE STATEMENT WITH SUPPORT OF MAJOR CONSTITUENTS

Filings Represent Significant Milestone in Restructuring Process

New Orleans, Louisiana, May 18, 2009… Energy Partners, Ltd. (“EPL” or, the “Company”) (Pink Sheets: ERPLQ.PK) and certain of its domestic subsidiaries announced that on May 15, 2009, they filed their pre-negotiated Joint Plan of Reorganization (the “Plan”) and Proposed Disclosure Statement (the “Disclosure Statement”) with the United States Bankruptcy Court for the Southern District of Texas, Houston Division. A hearing by the Bankruptcy Court to consider approval of the Disclosure Statement has been scheduled for June 10, 2009.

The Plan is supported by an ad hoc committee of the Company’s senior noteholders comprised of more than 66.6% of the outstanding aggregate principal amount of the Company’s 9.75% Senior Unsecured Notes due 2014 and the Company’s Senior Floating Notes due 2013.

Following the approval of the Disclosure Statement, the Company intends to seek confirmation of the Plan at a confirmation hearing set for July 22, 2009, and hopes to emerge from bankruptcy shortly thereafter.

“We are pleased to have filed our pre-negotiated Plan, which already has the support of a significant number of our stakeholders,” said Alan D. Bell, Chief Restructuring Officer. “By achieving this important milestone in our restructuring within the anticipated timeframe, we move one step closer to emerging from bankruptcy as a stronger company.”

The Plan provides for the following:

•

Conversion of the Company’s three series of outstanding senior unsecured notes, representing approximately $455 million of indebtedness, into 100% of the outstanding common stock in the reorganized Company upon its emergence from bankruptcy;

•	Current stockholders of the Company would receive warrants exercisable for 12.5% of the common stock of the reorganized Company;

•	Secured debt obligations under the Credit Agreement, representing approximately $83 million of indebtedness, will be satisfied in full;

•	Obligations owed to the MMS will be handled in the manner previously described by the Company; and

•	100% cash recovery for unsecured creditors to be paid in accordance with the terms set forth in the Plan.

The Company is also seeking a new first lien working capital facility to fund the Company’s ongoing operations and pay obligations under the Plan.

The Disclosure Statement filed on May 15, 2009 contains a historical profile of the Company, a description of proposed distributions to creditors, as well as many of the technical matters required for the solicitation process.

The Plan is subject to confirmation by the Bankruptcy Court. This release is not intended as a solicitation for a vote on the Plan.

Additional information about EPL’s restructuring, including access to court documents and other general information about the Chapter 11 cases, is available at http://chapter11.epiqsystems.com/EPL.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include:

•	our inability to continue business operations during the Chapter 11 proceeding;

•	our ability to obtain court approval of our plan of reorganization and various other motions we expect to file as part of the Chapter 11 proceeding;

•	our ability to consummate our plan of reorganization as currently planned;

•	risks associated with third party motions in the Chapter 11 proceeding, which may interfere with our reorganization as currently planned;

•	the potential adverse effects of the Chapter 11 proceeding on our liquidity and results of operations;

•	our ability to retain and motivate key executives and other necessary personnel while seeking to implement our plan of reorganization;

•	our ability to continue as a going concern;

•	discussions with our bank lender group, our noteholders, our other creditors and the Minerals Management Service;

•	changes in general economic conditions;

•	uncertainties in reserve and production estimates;

•	unanticipated recovery or production problems;

•	hurricane and other weather-related interference with business operations;

•	the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities;

•	oil and natural gas prices and competition;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form 10-K for the year ended December 31, 2007, Form 10-Q for the three months ended September 30, 2008, Notification of Late Filing on Form 12b-25 related to EPL’s Form 10-K for the year ended December 31, 2008 and related to EPL’s Form 10-Q for the three months ended March 31, 2009 and Current Reports on Form 8-K, for a discussion of these risks.

Additional Information and Where to Find It

Security holders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom (504-799-4830)

Energy Partners, Ltd.

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jeremy Jacobs/Jed Repko (212-355-4449)